                                [BAS LETTERHEAD]

                           OFFER TO PURCHASE FOR CASH
                 ANY AND ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                             THE CHERRY CORPORATION
                                       AT
                              $26.40 NET PER SHARE
                                       BY
                             CABO ACQUISITION CORP.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, JULY 13, 2000, UNLESS THE OFFER IS EXTENDED.

        To Brokers, Dealers, Commercial Banks, Trust Companies and Other
Nominees:                                                          June 15, 2000

    We are writing to you in connection with the offer by CABO Acquisition Corp., a Delaware corporation ("Purchaser"), to purchase any and all outstanding shares of common stock, par value $1.00 per share (the "Shares"), of The Cherry Corporation, a Delaware corporation (the "Company"), not owned by the Cherry Family Members (as defined below), at a price of $26.40 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated June 15, 2000 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer") enclosed herewith. The Offer is being made in connection with the Agreement and Plan of Merger, dated as of June 5, 2000 (the "Merger Agreement"), between Purchaser and the Company. Purchaser was formed by Peter B. Cherry and certain affiliates of Peter B. Cherry (the "Cherry Family Members"). Mr. Cherry is the President and Chairman of the Company. Holders of Shares whose certificates for such Shares (the "Certificates") are not immediately available or who cannot deliver their Certificates and all other required documents to Harris Trust and Savings Bank (the "Depositary") or complete the procedures for book-entry transfer prior to the Expiration Date (as defined under "THE TENDER OFFER--Procedures for Tendering Shares" of the Offer to Purchase) must tender their Shares according to the guaranteed delivery procedures set forth under "THE TENDER OFFER--Procedures for Tendering Shares" of the Offer to Purchase.

    The Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn prior to the expiration of the Offer that number of Shares that represents more than 67% of the then outstanding Shares (when taken together with Shares beneficially owned by Purchaser and the Cherry Family Members), (ii) the absence of a material adverse effect with respect to the Company, (iii) the Company not breaching or failing to comply in any material respect with any of its material obligations contained in the Merger Agreement, and (iv) the Company's representations and warranties contained in the Merger Agreement being true in all material respects. The Offer is also subject to the other terms and conditions set forth in the Offer to Purchase.

    Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares in your name or in the name of your nominee.

    Enclosed herewith for your information and for forwarding to your clients are copies of the following documents:

        1.  The Offer to Purchase, dated June 15, 2000.

        2. The Letter of Transmittal to tender Shares for your use and for the information of your clients. Manually signed facsimile copies of the Letter of Transmittal may be used to tender Shares.

        3. A letter to stockholders of the Company from Robert B. McDermott, Chairman of the Special Committee of the Board of Directors of the Company, together with a Solicitation/Recommendation Statement on Schedule 14D-9 filed by the Company with the Securities and Exchange Commission and mailed to the stockholders of the Company.

        4. The Notice of Guaranteed Delivery for Tender of Shares to be used to accept the Offer if the guaranteed delivery procedures set forth under "THE TENDER OFFER--Procedures for Tendering Shares" of the Offer to Purchase are to be followed.

        5. A printed form of a letter which may be sent to your clients for whose accounts you hold Shares registered in your name, with space provided for obtaining such clients' instructions with regard to the Offer.

        6. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9.

        7.  A return envelope addressed to the Depositary.

    YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, JULY 13, 2000, UNLESS THE OFFER IS EXTENDED.

    Please note the following:

        1. The tender price is $26.40 per Share, net to the seller in cash, without interest.

        2. The Offer is being made for any and all of the outstanding Shares, subject to the conditions set forth in the Offer to Purchase.

        3. Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the transfer of Shares pursuant to the Offer. However, federal income tax backup withholding at a rate of 31% may be required unless an exemption is available or unless the required taxpayer identification information is provided. See "Important Tax Information" of the Letter of Transmittal.

        4. The Board of Directors of the Company (the "Board") by a unanimous vote of all directors present at a meeting on June 4, 2000, based on, among other things, the recommendation of a special committee comprised of independent directors, (i) determined that the Merger (as defined in the Offer to Purchase) is advisable and that the terms of the Offer and Merger, the Merger Agreement and the consummation of the transactions contemplated thereby are fair to, and in the best interests of, the Company and its stockholders (other than Purchaser and the Cherry Family Members),
    (ii) approved the Offer and the Merger and approved the Merger Agreement, and (iii) recommended that the stockholders of the Company accept the Offer and, if required by law, approve the Merger and approve and adopt the Merger Agreement.

        5. Notwithstanding any other provision of the Offer, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (a) Certificates pursuant to the procedures set forth under "THE TENDER OFFER--Procedures for Tendering Shares" of the Offer to Purchase or a timely confirmation of a book-entry transfer ("Book-Entry Confirmation") with respect to such Shares, (b) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) with any required signature guarantees or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of Shares, and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when Certificates for Shares or Book-Entry Confirmations are actually received by the Depositary.

    In order to take advantage of the Offer, (i) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) with any required signature guarantees or an Agent's Message in connection with a book-entry delivery of Shares, and any other documents required by the Letter of Transmittal should be sent to the Depositary and (ii) Certificates representing the tendered Shares or a timely Book-Entry Confirmation should be delivered to the Depositary in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

    If holders of Shares wish to tender, but it is impracticable for them to forward their Certificates or other required documents or complete the procedures for book-entry transfer prior to the Expiration Date, a tender may be effected by following the guaranteed delivery procedures specified under "THE TENDER OFFER-- Procedures for Tendering Shares" of the Offer to Purchase.

    None of Purchaser or any officer, director, agent or other representative of Purchaser will pay any fees or commissions to any broker, dealer or other person (other than the Depositary, Banc of America Securities LLC (the "Dealer Manager") and Morrow & Co., Inc. (the "Information Agent") as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. Purchaser will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. Purchaser will pay or cause to be paid any transfer taxes payable on the transfer of Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

    Any inquiries you may have with respect to the Offer should be addressed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of the Offer to Purchase.

    Additional copies of the enclosed materials may be obtained from the Information Agent or from brokers, dealers, commercial banks or trust companies.

                                          Very truly yours,

                                          Banc of America Securities LLC

    NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF PURCHASER, THE DEPOSITARY, THE DEALER MANAGER, THE INFORMATION AGENT, OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENT OR USE ANY DOCUMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

                                       3